Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement, is between Illini Bio-Energy (the “Company”) and Tricia B. Kinner (the “Employee”).

The Company agrees to employ Employee, and the Employee agrees to accept employment according to the following terms and conditions.

1.               At Will Employment.  The parties agree that Employee is employed “at will” and either party, with or without cause or notice, may terminate employment at any time.

2.               Salary.  The Company shall pay Employee an annual salary of $25,000 (prorated for partial year service), less necessary deductions and withholding, payable according to normal payroll practices of the Company.

3.               Duties and Position.  The Company employs the Employee as Vice President-Administration.  The Employee’s duties may be reasonably modified at the Company’s discretion from time to time. The parties understand that employee’s position is considered exempt from overtime compensation under 820 ILCS 105/4a.

4.               Employee to Devote Full Time to Company.  The Employee will devote full time, attention and energies to the business of the Company, and, during this employment will not engage in any other business activity, regardless whether such activity is pursued for profit, gain, or other pecuniary advantage.  Employee is not prohibited from making personal investments in any other businesses provided those investments do not require active involvement in the operation of said companies.

5.               Confidentiality of Proprietary Information.  The Employee agrees, during or after the term of this employment, not to reveal confidential information or trade secrets to any person, firm, corporation, or entity.  Should Employee reveal or threaten to reveal this information, the Company shall be entitled to injunctive relief and any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee.

6.               Reimbursement of Expenses.  The Employee may incur reasonable expenses for furthering the Company’s business, including expenses for entertainment, mileage (IRS rate), travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

7.               Vacation.  The Employee shall be entitled to a yearly vacation of two weeks at full pay.

8.               Holidays.  The Employee shall be paid for the following holidays: New Year’s Day, Memorial Day, July 4, Labor Day, Thanksgiving Day, and Christmas Day.

9.               Sick Time. Sick time shall accumulate at the rate of 5.6 hours per month.  Sick time can accrue to a maximum of 240 hours but shall have no value upon termination..

10.         Disability.  In the event that the Employee cannot perform the duties because of illness or incapacity for a period of more than 4.5 weeks or the amount of accumulated vacation or sick time, whichever is greater, the compensation otherwise due during said illness or incapacity will be reduced by 50% (fifty percent).  The Employee’s full compensation will be reinstated upon return to work.  However, if the Employee is absent from work for any reason for a continuous period of over six weeks, the Company may terminate the Employee’s employment, and the Company’s obligations under this agreement will cease on that date.

11.         Death Benefit.  Should Employee die during the term of employment, the Company shall pay to Employee’s estate any compensation due through the end of the month in which death occurred.

12.         Assistance in Litigation.  Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

13.         Effect of Prior Agreements.  This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee.

14.         Settlement by Arbitration.  Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association.  Judgment upon the award rendered may be entered in any court with jurisdiction.

15.         Limited Effect of Waiver by Company.  Should Company waive breach of any provision of this Agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

16.         Severability.  If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement shall remain in effect.

17.         Assumption of Agreement by Company’s Successors and Assignees.  The Company’s rights and obligations under this Agreement will inure to the benefit of and bind the Company’s successors and assignees.

18.         Oral Modifications Not Binding.  This instrument is the entire agreement of the Company and the Employee.  Oral changes have no effect.  It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

19.         Right to Review Contract Prior to Signing.  Employee understands that she has the right to review this contract with her attorney prior to its execution.

20.         Further Rules and Restrictions.  Employee agrees and understands that the Company may add further employment requirements through Employee Handbooks, policies, directives and the like.  Employee agrees to comply with all reasonable policies and rules adopted by the Company.

Signed this 26th day of September 2005.

Illini Bio Energy	Tricia B. Kinner

/s/ Ernest D. Moody	/s/ Tricia B. Kinner
Its President	Employee

Employment Contract – Tricia B. Kinner